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                                                                      EXHIBIT 12
CENTRAL HUDSON GAS & ELECTRIC CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO
FIXED CHARGES AND PREFERRED DIVIDENDS

                                                     1994
                                       --------------------------------
                                       3 Months    9 Months   12 Months
                                         Ended       Ended      Ended                      Year Ended December 31,
                                                                               --------------------------------------------
                                       Sept. 30    Sept. 30    Sept. 30        1993     1992      1991       1990      1989
                                       --------    --------    --------        ----     ----      ----       ----      ----
   Earnings:
A.  Net Income                         $12,434      $ 43,428    $ 51,933   $ 50,390   $ 47,688   $ 42,941  $ 41,035   $ 39,117
B.  Federal Income Tax                   6,405        23,040      28,735     27,158     24,363     21,361    20,374     18,918
                                       -------      --------    --------   --------   --------   --------  --------   --------
C.   Earnings before Income Taxes      $18,839      $ 66,468    $ 80,668   $ 77,548   $ 72,051   $ 64,302  $ 61,409   $ 58,035
                                       =======      ========    ========   ========   ========   ========  ========   ========

D.  Total Fixed Charges(1)               7,999        25,004      33,580     33,820     34,888     37,737    42,906     43,523
                                       -------      --------    --------   --------   --------   --------  --------   --------
E. Total Earnings                      $26,838      $ 91,472    $114,248   $111,368   $106,939   $102,039  $104,315   $101,558
                                       =======      ========    ========   ========   ========   ========  ========   ========

   Preferred Dividend Requirements:
F.  Allowance for Preferred Stock
     Dividends Under IRC Sec 247         1,282         3,844       5,384      5,562      5,544      5,659     5,681      5,698
G.  Less Allowable Dividend Deduction      132           396         528        528        544        544       544        544
                                       -------      --------    --------   --------   --------   --------  --------   --------
H.  Net Subject to Gross-up              1,150         3,448       4,856      5,034      5,000      5,115     5,137      5,154
I.  Ratio of Earnings before Income
     Taxes to Net Income (C/A)           1.515         1.531       1.553      1.539      1.511      1.497     1.497      1.484
                                       -------      --------    --------   --------   --------   --------  --------   --------

J.  Pref. Dividend (Pre-tax) (HxI)       1,742         5,279       7,541      7,747      7,555      7,657     7,690      7,649
K.  Plus Allowable Dividend Deduction      132           396         528        528        544        544       544        544
                                       -------      --------    --------   --------   --------   --------  --------   --------

L. Preferred Dividend Factor             1,874         5,675       8,069      8,275      8,099      8,201     8,234      8,193

M. Fixed Charges (D)                     7,999        25,004      33,580     33,820     34,888     37,737    42,906     43,523
                                       -------      --------    --------   --------   --------   --------  --------   --------
N.  Total Fixed Charges
     and Preferred Dividends           $ 9,873      $ 30,679    $ 41,649   $ 42,095   $ 42,987   $ 45,938  $ 51,140   $ 51,716
                                       =======      ========    ========   ========   ========   ========  ========   ========

O. Ratio of Earnings to Fixed
    Charges (E/D)                         3.36          3.66        3.40       3.29       3.07       2.70      2.43       2.33
                                       =======      ========    ========   ========   ========   ========  ========   ========
P. Ratio of Earnings to Fixed Charges
    and Preferred Dividends (E/N)         2.72          2.98        2.74       2.65       2.49       2.22      2.04       1.96
                                       =======      ========    ========   ========   ========   ========  ========   ========
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              (1) Includes a portion of rent expense deemed to be representive of the interest factor.